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Exhibit 20.1

TO THE FORMER STOCKHOLDERS OF NEXT LEVEL COMMUNICATIONS, INC.:

        We are very pleased to announce that Next Level Communications, Inc. ("Next Level") has become a wholly owned subsidiary of Motorola, Inc. ("Motorola") as a result of the merger between Next Level and Motorola's wholly owned subsidiary NL Merger Corporation ("NLMC") pursuant to Section 253 of the Delaware General Corporation Law (the "Merger"). The Merger was completed on April    , 2003. Under the terms of the Merger, each share of common stock of Next Level outstanding immediately prior to the effective time of the Merger (except for those shares owned by Motorola or its subsidiaries or by shareholders exercising appraisal rights) was converted into the right to receive $1.18 per share in cash, without interest.

        Complete instructions on the exchange of your Next Level stock certificates for the cash payment described above are included in the enclosed Letter of Transmittal. In general, you will need to do the following in order to receive the cash to which you are entitled:

  1.
  Complete the front side of the Letter of Transmittal by indicating your stock certificate number(s) and the number of shares represented by each certificate. In addition, complete and sign the substitute Form W-9.

  2.
  Sign, date and complete the reverse side of the Letter of Transmittal. Please note that you will need to have your signature guaranteed if you are requesting special issuance or delivery instructions.

  3.
  Send your completed Letter of Transmittal along with your original stock certificate(s) to Mellon Investor Services LLC, who is serving as the payment agent, at the address set forth on the Letter of Transmittal. DELIVERY OF THE CERTIFICATE(S) SHALL BE EFFECTED, AND RISK OF LOSS AND TITLE TO THE CERTIFICATE(S) SHALL PASS, ONLY UPON RECEIPT OF THE CERTIFICATE(S) BY THE PAYMENT AGENT. WE STRONGLY RECOMMEND THAT YOU SEND YOUR STOCK CERTIFICATES AND LETTER OF TRANSMITTAL BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED AND POSTAGE PRE-PAID, OR BY A NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE.

  4.
  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (a "Nominee"), you will need to contact such Nominee to send the certificate evidencing your shares to Mellon Investor Services LLC.

  5.
  Any questions you have regarding the exchange of your Next Level shares should be directed to Mellon Investor Services LLC at its address or telephone number set forth in the Letter of Transmittal.

        Alternatively, you have a right to demand a judicially determined appraisal of the value of your shares. If you intend to consider exercising this right, you should read the enclosed notice of appraisal rights carefully and promptly. Failure to follow any of the requirements set forth therein or to do so in a timely manner will result in a loss of such rights.

NEXT LEVEL COMMUNICATIONS, INC. Keith A. Zar Secretary

MOTOROLA, INC. Donald F. McLellan Corporate Vice President & Director, Corporate Development

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  Exhibit 20.1